Exhibit 99.1

NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com
UPDATE TO FIRST QUARTER GUIDANCE REPORTED BY LITTELFUSE

CHICAGO, February 26, 2020 - Littelfuse, Inc. (NASDAQ: LFUS), a global manufacturer of leading technologies in circuit protection, power control and sensing, announced today that as a result of the ongoing COVID-19 outbreak, the Company does not expect to meet its first quarter 2020 sales and adjusted diluted EPS guidance provided on January 29, 2020. Given the extremely fluid situation, the Company is currently unable to quantify the full impact of COVID-19 on its first quarter, and will provide additional information during its first quarter earnings call, expected on April 29, 2020.

“The first quarter guidance we provided in January reflected the best information we had available on the COVID-19 outbreak at that time,” said Dave Heinzmann, Littelfuse President and Chief Executive Officer. “While all of our factories are operational globally, our China factories are meaningfully ramping back towards full production levels. However, logistics constraints and potential outbreak impacts to our customers make it difficult to accurately project demand.”

Mr. Heinzmann continued, “Our first priority remains the safety, health and well-being of our global associates, their families and communities. We have taken proactive measures to protect our people and their extended networks and will continue to take necessary actions. We are very thankful to our global associates, customers, partners and vendors for their unwavering efforts as we collectively work together during this uncertain time.”

About Littelfuse
Littelfuse (NASDAQ: LFUS) is a global manufacturer of leading technologies in circuit protection, power control and sensing. Serving over 100,000 end customers, our products are found in automotive and commercial vehicles, industrial applications, data and telecommunications, medical devices, consumer electronics and appliances. Our 11,000 worldwide associates partner with customers to design, manufacture and deliver innovative, high-quality solutions, for a safer, greener and increasingly connected world - everywhere, every day. Learn more at Littelfuse.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release that are not historical facts are intended to constitute "forward-looking statements" entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance; economic conditions; the impact of competitive products and pricing; product quality problems or product recalls; capacity and supply difficulties or constraints; coal mining exposures reserves; failure of an indemnification for environmental liability; exchange rate fluctuations; commodity price fluctuations; the effect of Littelfuse, Inc.'s ("Littelfuse" or the "Company") accounting policies; labor disputes; restructuring costs in excess of expectations; pension plan asset returns less than assumed; integration of acquisitions; uncertainties related to political or regulatory changes and other risks which may be detailed in the company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This release should be read in conjunction with information provided in the financial statements appearing in the company's Annual Report on Form 10-K for the year ended December 28, 2019. For a further discussion of the risk factors of the company, please see Item 1A. "Risk Factors" to the company's Annual Report on Form 10-K for the year ended December 28, 2019.

CONTACT: Trisha Tuntland
Head of Investor Relations
(773) 628-2163
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